Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

ANDW - Q4 2003 ANDREW CORP Earnings Conference Call

Event Date/Time: Oct. 31. 2003 / 9:00AM ET

Event Duration:  52 min

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CORPORATE PARTICIPANTS

 Scott Malchow

 ANDREW CORP - Manager of Investor Relations

 Ralph Faison

 ANDREW CORP - President and Chief Operating Officer

 Marty Kittrell

 ANDREW CORP - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

 Arindam Basu

 Morgan Stanley - Analyst

 Rich Valera

 Needham and Company - Analyst

 Mike Walkley

 RBC Capital Markets - Analyst

 Mark Jordan

 AG Edwards - Analyst

 John Clayton (ph)

 Ferris Baker Watts - Analyst

 Kevin Beatty

 Merriman - Analyst

 Larry Harris

 Oppenheimer - Analyst

 Jeff Covall

 Lehman Brothers - Analyst

 David Feinberg

 Morgan Stanley - Analyst

PRESENTATION

Operator

 Good morning, ladies and gentlemen. Welcome to the Andrew Corp Fourth Quarter FY 2003 Earnings Release Conference Call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. If you would like to ask a question, you will need to press star 1 then on your touch tone phone. If you are using a speakerphone, please pick up the hand set before pressing the numbers. Please note that this conference is being recorded. I would now like to turn the call over to Scott Malchow, Manager of Investor Relations of Andrew Corporation. You may begin.

 Scott Malchow - ANDREW CORP - Manager of Investor Relations

 Thank you, operator, and good morning ladies and gentlemen. This morning we will discuss Andrew Corporation’s fourth quarter fiscal year ended September 30, 2003 results. With me today is Ralph Faison, President and Chief Executive Officer, Marty Kittrell, Chief Financial Officer, and Charles Nicholas, Vice Chairman and Chairman Elect. Before we begin I would like to remind every one of our Safe Harbor statement regarding forward looking comments.

Some of the statements made in this conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings. The effect of competitive products and pricing and political and economic conditions that may impact customers ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demand for wireless communications and services, loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission. Financial statements for the fourth quarter fiscal year 2003, are included with our earnings release this morning, and with the 8K that was subsequently filed with the SEC. If you have not received a copy of today’s press release please visit the company’s website at www.Andrew.com or contact the Investor Relation department at 708-873-2696 or 800-232-6767.

With that said, I would now like to turn the call over to Ralph.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Thanks, Scott. Good morning, everyone, I guess it’s appropriate to say Happy Halloween. I would first like to start with welcoming a couple of new folks to the call, Marty Kittrell, who assumed the Chief Financial Officer role on October 1, 2003. And you just heard from Scott Malchow, who is our new head of Investor Relations.

So let me turn to the quarter and the fiscal year. I am most pleased to say fourth quarter our revenues and earnings exceeded our prior guidance. The fourth quarter sales were $345 million. That is an increase of 61% from $214 million in the prior quarter and that is up 27%, from $272 million in the year ago fourth quarter. These higher sales were driven by the acquisition of Allen Telecom on July 15, 2003 and our normal seasonal fourth quarter patterns.

Net loss for the quarter was $1.2 million or 1 cent per diluted share. Included in the loss was a pre-tax charge of $8.6 million, which is 4 cents per share for restructuring, $8.2 million or 4 cents per share for intangible amortization, and $5.7 million or 4 cents per share for extra dividend payments related to our preferred stock. In addition, a pre-tax gain of $2.8 million or 1 cent per share from the gain of a sale on on Texas facility. For clarification on this, please refer to the summary table that we included in the press release to get a little better perspective on how we exceeded our previous expectations of 4 to 8 cents per share.

If I turn to orders for the fourth quarter, they were $344 million. I would like to point out that is the third executive quarter where book to bill was equal to or better than one, and other things we look at this week, Erickson gave their announcement. They also had three consecutive positive quarters of book to bill. This makes us, although cautiously, a little optimistic that our infrastructure market is stabilizing, we are in the trough. And other signals in terms of the industry, most industry sources now are anticipating resumption of market growth by the second half of 2004, and I note that this week our several operators in Europe three to be precise, Orange, KPN and Telefonica made a strong commitment towards their rollout of 3G. Obviously one of the things we have been looking for is an indicator of the return to growth in this this space is a firm commitment around rolling out third generation wireless. So we are again cautiously optimistic on the growth in the second half of ’04.

If I turn to our cost savings, just to give you a quick update. As you know, we have two programs that we see results in annual savings of more than $100 million to be realized in 2005. The first one, our September 2002 restructuring program is very near completion. We have relocated our our product lines to our two new facilities, one in Renosa, Mexico, the other in Bernaeu, Czech Republic, and we are confident we will have savings of more than $47 million in 2004. Following the Allen telecom acquisition we did outline our merger integration program. During the quarter we completed a number of detailed planning and initial integration activities. I am very satisfied with the early progress of the program and the team’s work there. As we previously stated we projected annual savings of $52 million to be realized in the calendar year 2005.

If I turn to fiscal year ’03 financial highlights, net income for the entire year was $9.1 million or 8 cents per diluted share. That compares to a net loss of $26.4 million or 30 cents per diluted share in the prior fiscal year. Net income for for fiscal 2003 was negatively impacted by approximately 16 cents per share. Again, I would just refer you to the table in the press release for for further clarification and a summary of the significant items. Orders for fiscal 2003 were roughly $1 billion up 11% from fiscal ’02 that does result in a book to bill of one for the full year.

If I turn for a little more detail to results by product group, I would first like to point out from our summer conference for those of you that participated there, commensurate with the Allen integration talked about breaking our business into five principal business groups.

I will start with the first, the antenna group. This comprises the broadest range of antenna products in the industry, anything from mobile antenna, dual-purpose mobile antennas, multi-purpose mobile antennas, and two large air station antennas, including bay station antennas. We increased 4% sales versus prior year and this represented 26% of total sales for the year. These increased sales were driven by the acquisition of Allen.

Our bay station subsystems group consisting of power amplifiers, filters, combiners and our new integrated products, these sales increased 145% versus the prior year and they represented 23% of total sales for the year. These sales increases were driven by the integration of Allen and a full year’s result from the sell in acquisition back in June of 2002. We are now actively shipping a combination of stand alone products to seven major OEMs and we are now designing integrated radio amplifier products for three major OEMs and currently shipping these radio products to one OEM and these shipments began about six-months ago. I think this characterizes overall strength of Andrew’s customer base and our leadership and and developing and delivering integrated products.

If I turn a little bit to the overall pricing trends in this particular particular product group, we have seen some moderation over the past 18 months, particularly as we offer more value added products, higher efficiency products and also as we move into the integrated product product arena.

If I turn to the cable products group, sales there declined 13% versus the prior year and this group represented 42% of prior total sales for the year. The decline broke out into one, the unit revenue decreased 12% while average selling price decreased by 9%. I believe this starts to show signs of pricing moderation across that group.

I hope that many of you saw the announcement we made yesterday regarding our new [Heliax] virtual air cable. This is designed to help wireless operators cut subsystems total cost of ownership by up to 30% through superior dielectric performance. I think this continues to grow Andrew’s technology and leadership in the cable arena.

If I turn to the network solutions group, this consists of [geolocation] product and service, our test and measurement equipment, engineering and spectrum management, and network optimization solutions. It represented about 4% of total sales for the year driven by the acquisition of Allen.

As many of you know this group is highly project oriented. Although we are very confident in the timing of regulation driven projects we do continue to see some lumpiness and expect some continued lumpiness in the opportunities creating shift mixes between software and services.

Next group, wireless innovation, this consists of repeaters, and distributive communications products services and accounted for 4% of the total sales for the year. Of course these results were also driven by the acquisition of Allen Telecom.

If I turn to just a quick geographic overview, sales increased across all regions, Americas represented $549 million or 54% of total sales. Europe, Middle East and Africa represented $278 million or 27% of total sales. And Asia Pacific accounted for $187 million or 19% of total sales.

In terms of customer mix. We are currently on a run rate with two customers that represent greater than 10% of sales and our top 25 customers represented approximately 2/3 of the total sales in Q4 and the fiscal year.

A quick summary, it certainly has been an eventful year here for us at Andrew. One, we made our largest acquisition ever by acquiring Allen Telecom, of course this created us as the largest provider of the complete RF footprint. We increased our financial flexibility through the sale to $240 million in convertible notes. We put in place cost savings and merger integration plans that resulted in a total annual savings of better than $100 million. And although the market is still in the trough, we have, I think, found become much better positioned for the company to address the potential upturn in the second half of 2004.

So with that, I will turn it over to Marty Kittrell, as I introduced earlier our new Chief Financial Officer let him provide a little a little detail on the financial results. Marty.

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Thanks, Ralph. First I have to have a prefacing comment, I realize I am filling some big shoes with Chuck moving into the Chairman role but he’s promised to stay around and help me as much as he I need to. We look forward to working together.

Scott and I know you will have a lot of questions because a lot of things did take place in this quarter. There is a lot of information in the press release. We would encourage you to study the press release which will help you understand some of the results.

Let me give you specific comments on some of the specific financial items in the quarter.

Gross margins were approximately 28.3%, compared to 25.6% in the prior quarter, and 23% in the prior year. The prior year had in it some restructuring we couldn’t pull out on a separate restructuring line which would have made that 27% the prior year. The increasing gross margins reflected a he pretty favorable mix of higher margin product in the quarter, particularly in the network solutions business. Although we are pleased with an increase we had in the quarter, it wasn’t quite as high as we anticipated or had indicated at the last last quarterly conference call, due to higher than expected start-up costs with some new facilities and new new product lines that was exacerbated a bit by the fact that we have gotten some pretty big orders for those new product lines, so some expediting costs, some start-up costs did impact the quarter.

In terms of operating expenses, research and development was about $25.7 million or 7.4% of sales in the quarter. That compared with 8.9% in the prior quarter and 7.7% in the year ago quarter. Sales and administrative expenses were $48 million or roughly 14% of sales, that compared to 15.4% the prior quarter and 13.2% in the year ago quarter. The sales and administrative expenses benefited from some initial restructuring and integration savings, offset with variable expenses that tend to increase with the higher sales.

Our total number of employees, at September 30, was 7200 compared to 4800 at year end last year. It is also down modestly from the peak employee total just after the Allen acquisition. Most of the head count savings that we had indicated that would emanate from the acquisition of Allen will be taking place over the next couple of quarters.

Intangible amortization was $8.2 million in the fourth quarter compared to 3.7 in the prior quarter and 3.5 million the prior year period. This is based on an initial allocation of the final purchase price of Allen Telecom of approximately $495 million. That resulted in intangible assets of $62.5 million that were recorded as assets. We have to amortize the intangible assets through the income statement, whereas you don’t have to amortize goodwill through the income statement. The intangible assets will have about a four- year life and they will result in incremental amortization of $22 million for ’04 and total amortization of just over 36 million.

In terms of other income, we had a $2.8 million pre-tax gain on the sales of a manufacturing facility in Denton, Texas, one of our old manufacturing facilities, and as Ralph indicated, that was equal to about 1 cent per diluted share.

Interest expense increased to $3 million in the fourth quarter, and that’s roughly the rate that it will continue in the next several quarters given the convertible note issuance we had during the quarter.

In terms of our tax rate, our tax rate was 35% in Q4, compared to 30% in the year ago quarter. The higher tax rate is fundamentally a result of a higher mix of domestic income or U.S-sourced income due to the acquisition of Allen Telecom. Our 2003 tax rate for the full year was just under 20%. The reason the full-year varied from the fourth quarter was the fact that we had some capital loss carry forwards that we had benefited from during the first three quarters of the year, those had been fully utilized by the time we got to the fourth quarter. Some of the nonrecurring gains from real estate and other things early in the year, we have been able to offset those with capital loss carry forwards.

In terms of the balance sheet, this past quarter has probably been the most dramatic impact on the balance sheet that Andrew’s ever had. The really good news is that our cash is up to nearly $300 million by the end of the fiscal year. The company did raise $240 million, a 10 year 3.25% coupon convertible subordinated note with an initial conversion price of $13.69. Concurrent with the convertible note offering, we repurchased 5 million shares of common stock at an average price of just under $10 a share and we repaid roughly $50 million of various debt, including some bank debt.

Our total debt outstanding at September 30 was $319 million, carrying an average interest rate of just around 3.6%. Our debt to capital was a very conservative 18.3% compared to 9.3% a year ago.

In terms of receivable, receivables were just over $300 million, DSOs were approximately 80 days, that compared to 82 days at June 30. Inventory was $250 million, turns were roughly 4.1 for the year, compared to just under 6 a year ago. The difference in turns is a function of a decreased mix of contract manufacturing from the prior year, and the fact that Allen Telecom traditionally carried a little higher level of inventories than Andrew did. We hope to work on that aggregate turns number going forward.

In terms of cash flow from operations, once again, Andrew has always been known for good positive cash flow, we had $8.6 million of positive cash flow from operations in the quarter, even though that is down from the prior year. Capital expenditures for the quarter were $9.9 million. compared to under $8 million for the prior quarter. Depreciation 15.9 million in the quarter compared to 14.6 million in the prior year quarter. So as you will see, as Andrew has been trending for the past several quarters, capital expenditures capital expenditures have been trending below depreciation for some time and we expect that trend to continue into 2004.

One of the more unusual things that happened in the quarter that we want to make sure that you completely understand is that we did have an opportunity to convert approximately 80% of the 7.75% convertible preferred stock that we had inherited from Allen Telecom as part of the acquisition. What we had to do was make an incentive payment to those holders that included future dividends through February of 2005, totaled about $5.7 million that in essence induced conversion. The conversion resulted in the issuance of 9.3 million common shares and that increased the total number of common shares outstanding as of September 30, 2003 to 158.3 million shares. If we have no further conversions of that preferred stock, our dividend payments for convertible preferred convertible stock would only be $700,000 in 2004. We felt it was an opportune time to go ahead and try to further strengthen the balance sheet, simplify it a bit, clean it up a bit and we are very pleased with the results. The $5.7 million of payments made are non-recurring and that did have an effect on earnings in the quarter of 4 cents.

In terms of first quarter guidance, we would like to offer some guidance. We believe that sales will range from 320 to $350 million, that is a function of a number of things including some seasonal factors that work and getting the benefit of a full quarter of the revenue that came over from Allen Telecom, so netting all of those things out and looking where we are, we believe that this range is a pretty good range for revenues from the quarter.

Earnings for the quarter, before non-cash intangible amortization and restructuring cost we expect to range from 1 to 4 cents per share on the higher share number outstanding of 158 million shares.

Our first quarter guidance assumes a lower gross margin in Q1 due to a shift in product mix and continuation of start-up cost, both at our two new facilities in Renosa, Mexico as well as the Czech Republic, as well as start-up costs on product lines, but we expect full-year improvements in margins that are very consistent and in line with our previously disclosed 2005 operating model targets. We do expect a normalized tax rate of roughly 35% for ’04, much like we had in Q4 of ’03 and I have already touched on the share number that you should build into your calculation.

With that I would now like to turn the call back over to Ralph to field some questions.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Thank you, Marty. Operator, if we can open up for questions now.

QUESTION AND ANSWER

Operator

 Thank you, we will now begin the question and answer session. If you have a question, you will need to press star 1 on your touch tone phone. You will hear an acknowledgement that you have been placed in queue. If your question has been answered and you wish to be removed from the queue, please press the pound sign. Your questions will be taken in the order received. If you are using a speakerphone please pick up the hand set before pressing the numbers. Once again, if there are any questions, please press star 1 on your touch tone phone. One moment, please. Your first question is from Arindam Basu from Morgan Stanley. Please state your question.

 Arindam Basu - Morgan Stanley - Analyst

 Good morning, gentlemen, how are you?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Good, how about you?

 Arindam Basu - Morgan Stanley - Analyst

 Fine, thank you. First clarification, Ralph, you went through some statistics coming out of your BTS subsystems business?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Uh-huh.

 Arindam Basu - Morgan Stanley - Analyst

 And there was a comment you made, actively shipping to 7 OEMs, you have integrated products going to approximately three OEMs, but then you are shipping volume to one OEM, is that correct?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes, let me review that. Maybe I spoke a little too quickly. Seven OEMs that we are currently shipping to, that is up from 6 as before, so we are now actively shipping to an additional OEM. Second on the integrated amplified radio radio products we are currently in the design phase with three OEMs, one of which we are actively shipping to now, started shipping about six-months ago. For their field trial work and their next generation bay station product.

 Arindam Basu - Morgan Stanley - Analyst

 Okay. So that considered volume, volume shipment or you basically said it is still field trial?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 We are prepared and ready for volume shipping, the product is ready for volume shipping. What we are waiting for the—is the OEM to begin volume shipping of their their bay station as they do field trials throughout various parts of their market.

 Arindam Basu - Morgan Stanley - Analyst

 Okay. On the cable TV market when you unveiled the MSO strategy, do you have sales leaders yet for that strategy and what are their backgrounds? And what MSOs will you be targeting and if you had any conversations with those people about pricing and Cap Ex dynamics?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Sure, we have hired a compliment of sales folks with sales experience in the industry, specifically in the MSO, and cable side, from outside of the traditional Andrew sales force. In terms of what MSOs we are targeting, any and all, we continue to be a broad player there just as we are on the telecom side with a full complement of cables, connectors, accessories, amplifiers, the full context, I guess I would convert that to an RF path content as well. In terms of the—in the next couple of weeks, we expect to have a couple of announcements, not ready to make it at this time, next couple of weeks to have announcements that show further, kind of our efforts to develop that market and our commitment to that market.

 Arindam Basu - Morgan Stanley - Analyst

 Last question, Lucent unveiled a bay station design, CDMA 2000 Flexent modular cell?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes.

 Arindam Basu - Morgan Stanley - Analyst

 4.0 compact. I want to ask if you are designed in, and this is a device being deployed by China Unicom, or will be deployed by China Unicom in their phase 3 expansion?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes, and we are designed in.

 Arindam Basu - Morgan Stanley - Analyst

 Okay, great, thank you very much.

Operator

 The next question is from Rich Valera from Needham and Company. Please state your question.

 Rich Valera - Needham and Company - Analyst

 A couple of questions on the next quarter guidance if I could, first on the gross margin, Marty, could you care to quantify a bit how much you expect it to decline, are we talking 100 basis points or just if you could give us a rough ballpark on that?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 We would try to say in general we would look at a couple of hundred basis points at least. I would ascribe kind of half of that to mix shift and half of that to on going startup cost costs.

 Rich Valera - Needham and Company - Analyst

 Okay, is it fair to assume that the mix shift is primarily geolocation or are there there any other products that would contribute to that?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Network solutions, in which geolocation resides in, as Ralph alluded to in his comments, tends to be acts lumpy. Hardware margins in that business carry higher margins than the installation services. The Q1 is going to have a higher mix of the installation services and a lower mix of hardware. Q4 had a higher mix of hardware. As you might imagine, hardware shipments tend to precede installation services, but as—yes for the full year, we expect a good mix for the full year but quarter by quarter, it can impact you in terms of hardware installation, and we will have a little lower margin because of that in Q1.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Rich, in that process as well, you also precede the hardware delivery and installation with the early configuration and there is a good bit of system configuration works for a new site that key customers are ordering in the first quarter as well.

 Rich Valera - Needham and Company - Analyst

 Great. With respect to the start-up costs, it will sound like you will have them for that quarter. How quickly do they wind down. Do we think think they sort of start mitigating in the second quarter?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Yes, I think we have been pretty consistent. I know Chuck and Ralph and I have in terms of discussions with folks that, look, you know, we acquired a pretty good sized company here, there will be some integration issues, we are still in the final phases of the restructuring program that Andrew had. In the next couple of quarters we will have some bumps and grinds in terms of startup costs.

What is kind of new and different about this first quarter issue is that in addition to starting up two new facilities, one in Mexico and one in the Czech Republic, we also have a couple of new product lines we are starting up. That is being complicated by the fact we had a spike in demand for some product lines being produced at those facilities. We have a lot of ex -pats now supporting operations in those facilities until they can stand on their own. But we would expect all of those issues to resolve themselves over the next three or five-months.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes, Rich, as Marty pointed out earlier we feel we feel we are we will on track for our ’05 targets we shared at the summer conference.

 Rich Valera - Needham and Company - Analyst

 That answers my one of my questions, and just one final one, could you give us any color on which sort of product startup lines, what areas they might be in?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 I think in the next few weeks you will start to see some product announcements that we will make once we have customer permission and all that sort of stuff.

 Rich Valera - Needham and Company - Analyst

 Okay, thank you.

Operator

 The next question is from Mike Walkley from RBC Capital Markets.

 Mike Walkley - RBC Capital Markets - Analyst

 Hi.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Hi, Mike.

 Mike Walkley - RBC Capital Markets - Analyst

 How are you doing.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Very well.

 Mike Walkley - RBC Capital Markets - Analyst

 Good, maybe a little on the 3G market, what you’re seeing over in Europe specifically, and what’s giving you a little more confidence in the second half of ’04?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 The reference of the comments, the announcement that came out this week entitled, under Unstrung, entitled European Trio Unwraps 3G, where we see some of the key operators, KPN, Telefonica and Orange, really outlining plans for their WCDMA deployment. In addition to that, in conversations throughout the industry we see one, perhaps bit of optimism around where the terminals, I’ve continued to say over the last year, the issue is terminals, their cost, their battery life, size, user interface, it appears the terminals are making nice progress so that the core demand side will continue to go. In addition you have pressure just on voice capacity in Europe just like you do here and in North America. Therefore, I think some of these operators are starting to push. Of course we are starting to see Hutch with with some of their rollouts there.

So we are in general seeing a view that says, it looks like the it is coming, you can tell I am cautious on that for several years we have been talking about 3G will come soon, but there are a number of indicators now that look like plans are in place to have a rollout in earnest. Again, I would still point that towards the latter portion of our ’04.

 Mike Walkley - RBC Capital Markets - Analyst

 Okay, great, and maybe to touch a little bit too on just some of the pricing environment for some of your your different products, you will see some stabilizing stabilizing trends that you talked about in the cable side maybe in the power afternoon market?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes, in bay stations subsystem group, we are starting to see some moderation of decline or moderation of price pressure. Hard to track whether that is moderation in the overall market, because now we are with much higher efficiency amplifiers, value added products that drive lower operating costs for operators. We are proud of our leadership and—there, and, in addition, with our integrated product deployment with some key customers, we are starting to see a moderation. We are delivering, you know, better value when you you combine multiple products into one package but we also see some moderation over the overall revenue for that group.

 Mike Walkley - RBC Capital Markets - Analyst

 Okay, great. Marty, a follow-up question, how can we think about R&D and SG&A with 15 more days of Allen there, should they trend up sequentially or kind of be staying with the levels of the past quarter.

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Well, once again, I hope you are familiar with the operating operating model that we are targeting for ’05. R&D, kind of between 6 and 7%. I mean, we are essentially there now and would expect that to stay in that range. So, you know, we feel pretty confident of our ability to leverage cost coming out of the acquisition, more, a little more concern in terms of the moving targets in terms of shifting mix and start-up costs and cogs, but in terms of R&D, and SG&A we feel pretty confident about our operating target there.

 Mike Walkley - RBC Capital Markets - Analyst

 Okay, great, thank you very much.

Operator

 The next next question is from Mark Jordan from AG Edwards. Please go ahead.

 Mark Jordan - AG Edwards - Analyst

 Hi, could you talk about the impact of currency that you saw in the fourth quarter, and with with the Allen acquisitions what is your relative expose our to the Euro?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Just in in summary comments on currency, currency gave us a top line benefit over the course of ’03 of about 3%, because a lot of our costs on cogs line and SG&A lines are in local currencies, not a lot of that made it to the bottom but perhaps a point of improvement overall at the bottom. In general, as the dollar has weakened, we have had not only some P&L benefits but also some balance sheet benefit. What flows through the balance sheet as opposed to income statement. So we like in general, a generic statement here, that we generally like a dollar that is weakening vis-a-vis the Euro and other foreign currencies.

 Mark Jordan - AG Edwards - Analyst

 Okay. A second question. In your product group breakdown, obviously you only had Allen for the fourth quarter. Could you give a fourth quarter break down of revenue which would be more representative of revenue distribution for ’04 or ’04 guidance to those—to that breakdown?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 You know, Mark, this is Ralph much it probably won’t surprise you any that our lessons learned in the past, giving that kind of breakdown, particularly given our unique position of being the only provider out there with a full stream capability to provide th full RF footprint, what we found that gives far too much competitive data to some of our smaller competitors in key product areas. So we are going to withhold from that we will give annual perspective around our key product groups and give consolidated perspective on a quarterly basis of Andrew in total. So I hope you understand that from a competitors basis.

 Mark Jordan - AG Edwards - Analyst

 Okay.

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 The other issue too we are still in the process of rationalizing a lot of product lines, but Ralph’s real focus and the key management team’s focus is to deliver our footprint. Those are the issues.

 Mark Jordan - AG Edwards - Analyst

 Okay, last question if I may, then, what type of plans do you assume as the year evolves in terms of quarterly restructuring charges, how how significant do you see them as the year evolves?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Yes, if you look at our total restructuring charges for ’04, I’m sorry for ’03, they were $8.5 million in the quarter, $9.2 million for the full year. For the full year 2004, the guidance that we would give are that restructuring charges would be would be approximately half of what they were in ’03, and most of that would be in the first half of the year.

 Mark Jordan - AG Edwards - Analyst

 Thanks very much.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Thank you.

Operator

 The next question is from John Clayton from Ferris Baker Watts. Please state your question.

 John Clayton - Ferris Baker Watts - Analyst

 Hi, do I understand correctly for the current quarter you have already achieved your operating expense goals vis-a-vis your long-term model, operating - absolute dollar operating expenses or at least as a percentage of revenue, rather?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 No. No, we have heard Marty refer to R&D being virtually on track with our ’05 goal. We still have a lot of work on the other remaining components of SG&A but we do believe we are on track to achieve that on a run rate basis beginning in ’05.

 John Clayton - Ferris Baker Watts - Analyst

 Okay, so SG&A, on an absolute basis, SG&A is rising in the current quarter because—I guess I had expected some more costs to come out of Off Ex - in that regard, from previous discussions of the cost reduction efforts?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Well, I think you will see — sequentially improvement starting in Q1. We only closed on the transaction in the latter part of July and frankly, until we can implement common systems around the world at the Allen locations, we can’t really start making big dents in some of the SG&A areas. So we think where we need to be in terms of R&D, I think you have to look at kind of sequentially trended improvements in selling and administrative from between now and 2005 with a lot of the improvement coming in the last half of ’04.

 John Clayton - Ferris Baker Watts - Analyst

 Okay. Marty, have you seen any change in I guess what we could call seasonality in this business? Or, excuse me, Ralph can. On a seasonal basis, are we seeing normal seasonality or has there been a shift relative to prior years?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes. In terms of a traditional Andrew product, no, we haven’t seen any significant change in seasonality, as we talked before. That seasonality is driven primarily by northern hemisphere weather patterns. As we have added more and more products to the full RF path, including the products of Allen, I suspect that we will moderate that seasonal pattern some, but it is too early to tell or or predict how much that moderation would be.

 John Clayton - Ferris Baker Watts - Analyst

 Marty, could you remind us what the model is for ’05?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Yes, in general, it’s 6 to 7% of R&D as percent of sales, well, let me start with the gross profit margin. Gross profit margin is 28 to 30%, R&D is 6 to 7% with the selling and administrative beating it down to a overall operating income of something in excess of 10%. So those are the key goals for ’05.

 John Clayton - Ferris Baker Watts - Analyst

 Okay. Thanks very much. I appreciate it.

Operator

 The next question is from Kevin Beatty from Merriman. Please go ahead, sir.

 Kevin Beatty - Merriman - Analyst

 Ralph, would you mind giving us a hint from where you expect gross margin trends to go with your integrated radio PA?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes, back to the competitive aspect that’s where we got ourselves into a competitive bind with our customers given the the disparity of our competitors in the past, so I will tell you they are doing fine and very near or at our target level, but we are going to resist to continue the share that level of detail given the competitive disparity that we have.

 Kevin Beatty - Merriman - Analyst

 Understood. Would your target level be the one that was just discussed here for the corporate average?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Well, the corporate average, of course, will be an average of all the product groups there. It will not deviate far from that corporate average.

 Kevin Beatty - Merriman - Analyst

 Would you see some of your OEM customers performing or asking you to perform similar integration functions for 2 G, 2.5 G?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes, we certainly have had some of those conversations as OEM start to look at their full value chain and their full ability to offer full components along the RF path. We certainly had conversations, not only about future generation products, but as well as products that are perhaps later in the product life cycle that OEMs may not be particularly anxious to contribute a great deal of R&D to on an on going basis for cost reduction and maintenance levels, and given the portion of the market we play and our model which we believe is designed for the bay station site level, the more commodity-like products within the full model infrastructure, we think our model is much more fish to address those and we certainly certainly had those conversations.

 Kevin Beatty - Merriman - Analyst

 Would you mind just refreshing my memory. I know that you did a great job of this in the analyst meeting earlier this summer but would you just tell us or refresh my memory actually on where you are with your contractual obligations with Lucent and where they are on meeting yours?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Sure, they are on track, we met all of our obligations for the ’03 year from a contract perspective and we expect they will continue to. So the relationship with Lucent is great, the percentage of business we achieve is the majority and we anticipate continuing down that path.

 Kevin Beatty - Merriman - Analyst

 Thanks, Ralph for taking my questions.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Sure.

Operator

 Larry Harris from Oppenheimer, please state your question.

 Larry Harris - Oppenheimer - Analyst

 Yes, with respect to the cash flow outlook for fiscal 2004, any guidance with respect to capital spending we might see, would there to be a spike out because of the construction of these new facilities?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Hi, Larry, it is Marty, how are you doing?

 Larry Harris - Oppenheimer - Analyst

 Very well.

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Good. Depreciation for the year, Larry, if you analyze the situation for the fourth quarter, the depreciation would be a little over $60 million with no significant changes. Capital expenditures would probably run 80% of that.

 Larry Harris - Oppenheimer - Analyst

 I see, I see. With respect to the working capital trend, do you see, you know, opportunities for improvement in the former Allen businesses or might that that be be offset by the temporary establishment of dual production lines for certain certain products?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Well, you know, we have kind of got some of that right now with some of the new facilities we are ramping up so we expect by the last half of ’04 to be doing a better job in terms of inventories. In terms of day sales sales or outstanding receivables, I don’t think you will see us be able to do a a whole lot better than the 80 plus or minus days we’re currently doing, but I don’t think it will get a whole lot worse, but in in terms of sorry performance I think you will see an improvement by the end of ’04.

 Larry Harris - Oppenheimer - Analyst

 Okay. Finally, with respect to the network solutions group and geolocation, there was a discussion of lumpiness and a change in the nature of the types of services provided from September to December. Obviously you have a very large customer there. Do you think that the sales, say, to that large customer might start declining now as you go into calendar 2004 and what is the status of the trial with T-Mobile?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Well, well, let’s start with a large customer that we have. In terms of if you look at the long term aspects of that customer, we are still quite pleased. The percentage of their network that they have currently deployed is still currently under half of that network and that network also continues to grow at a very nice place, so we are quite pleased. The actual, you know, getting directly to what will the impact be in ’04? The actual deployment, as you know, is dependent upon regulatory requirements which are somewhat variable depending on the local E 911 services and when they place a demand on an operator to deploy. So that is somewhat fluid. So I don’t have a specific guidance for you on that product group, but we certainly are optimistic about the longer term aspects of deploying across the entire network.

On T-Mobile, we had our product ready, we have not deployed a field trial yet because our customer is not yet ready but our product is ready to deploy.

 Larry Harris - Oppenheimer - Analyst

 I understand, all right. Thank you.

Operator

 The next question is from Jeff Covall from Lehman Brothers. Please state your question.

 Jeff Covall - Lehman Brothers - Analyst

 Hi, guys, thanks very much.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Hi, Jeff.

 Jeff Covall - Lehman Brothers - Analyst

 I have a couple of questions, the first is on first quarter seasonality, it looks like over the past couple of years your seasonality has been down between 10 and 20%. Is that roughly the rate range that we should be thinking about for modeling purposes?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 Yes, as we said earlier, in terms of the guidance for Q1, you know, we are picking up an additional couple of weeks of the former Allen revenues relative to Q4, since we had acquired them on July 15, and that, you know, is offsetting to some extent, some of that normal seasonality seasonality that Andrew traditionally had. Now, Allen had a little different seasonality pattern than Andrew, but, you know, when you you wash it all out, we feel pretty confident with the range we have given.

 Jeff Covall - Lehman Brothers - Analyst

 Okay, okay, I’m sorry, I meant by the March quarter I meant by first quarter.

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 I’m sorry.

 Jeff Covall - Lehman Brothers - Analyst

 No, no, my mistake. Traditionally that has been down 10, 15, 20% is that roughly the right range?

 Marty Kittrell - ANDREW CORP - Chief Financial Officer

 You know, it is pretty hard with visibility where it is and all that is changing I think I think we would really stretch our limits to really forecast there, given the changes we have undergone and the visibility still in the industry, even though demand has picked up I don’t think it necessarily gives us any greater ability to forecast. So I guess I would just just ask you to be patient with us and wait until we get a little further and closer to the end of the current quarter we are in and we will give guidance at that time.

 Jeff Covall - Lehman Brothers - Analyst

 Okay. Also, I would like an update on - you gave an interesting presentation on on your analyst date, on the in-building market.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes.

 Jeff Covall - Lehman Brothers - Analyst

 I was wondering what progress that has made over the past several months?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 We continue to be very, very engaged in the full in-building area, particularly if you look at the comments we just made, and the European acceleration of 3G, the very nature of that technology will drive the distributed communication systems group, will drive that at a greater pace, so we continue to be optimistic that is a great market in the long term to play in. In terms of the prior to date we are continuing to get great feedback on the full range of offerings, including traditional kind of repeater, and distributive communications, distributive antenna systems but as a more complex PICO-type applications and building applications.

 Jeff Covall  - Lehman Brothers - Analyst

 Okay, great. Finally, could you just comment on the timing differences when revenue shows up for you you and when they may show up for many of the OEMs? Is that usually in the same quarter or is is—there a 6 to 12 week lag?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 You know, there are a lot of variables there, it depends on the product, some of our active components precede a bay station deployment. Our passive components are virtually simultaneous with net bay station deployment, as we stated before, some of our passive components, cable in particular, about 70% of the orders received are filled judge less than five-days and are shipped direct to site. So, therefore, you think you might be able to model that but some of the unique factors we don’t have an ability to we don’t know when an OEM might be buffering stock for a rapid deployment for an operator so we don’t have visibility to the full stream channel there. I can just tell you that the system integration precedes with active and the passive usually arrives at site alongside or simultaneous with the bay station.

 Jeff Covall - Lehman Brothers - Analyst

 Thank you. Ralph, Marty thanks a lot.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Thank you.

Operator

 Our last question is from David Feinberg from Morgan Stanley.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Hi, how are you.

 David Feinberg - Morgan Stanley - Analyst

 Following up on the last question that was just asked, in particular about the comments you saw in the article about the three European carriers.

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Yes.

 David Feinberg - Morgan Stanley - Analyst

 Deploying their 3 G networks in late ’04 can you talk about the timing you’d see the flow through on your business, particularly on the bay station product?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Again if all things are equal as they move as rapidly through the chain just the physics as components would dictate, we would precede in filters, amplifiers, integrated products, bay station deployment. We would, about the time of the bay station deployment, we would see antenna, cable and other passive components to be to be employed with that.

Now, in terms of revenue recognition, maybe I didn’t address that. We recognize revenue because as soon as we we ship an amplifier to an OEM, of course, that is passed through, whereas many times OEM may recognize once a system is up and working so our revenue recognition is a little gentler I guess than the OEM requirements.

 David Feinberg - Morgan Stanley - Analyst

 Thank you. One follow-up question to something from earlier can you give an update how the ERP deployment is going at the — Andrews ERP deployment at the new Allen site is going?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 You know, we have a very robust implementation at the Andrew locations, spent a lot of time and money on it back in the mid to late 90’s. Allen had disparate systems in each of their operating divisions, so we have a major effort under way over the course of ’04 to get all of them on a common platform. We are starting the initial deployments in the next 30 days and it goes all the way through June, July and August of next year. It is a major effort on our part. We believe we have it adequately scoped out, we believe we have the cost of that built into our operating model, and so, you know, as we sit here today, we feel pretty comfort that we will be able to pull it off on time on schedule and within budget.

 David Feinberg - Morgan Stanley - Analyst

 Have you done any modeling as far as what incremental costs that adds to the model? That piece?

 Ralph Faison - ANDREW CORP - President and Chief Operating Officer

 Actually, net net, it ultimately will result in savings starting in 2005 compared to what they have today. So, we may spend a little bit of capital that becomes depreciation, but that will, in essence, allow us to reduce their their current systems cost and be more productive in terms of the human resources.

 David Feinberg - Morgan Stanley - Analyst

 Okay, thank you very much.

Operator

 If there are any additional questions, please contact Investor Relations at 708-873-2696. This concludes today’s teleconference. Thank you for participating. You may now disconnect

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